Exhibit 2.1
                                                                     -----------


                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into this 31st day of October, 2002 by and among Clinical Resource Services, Inc., a Maryland corporation doing business under the trade name "Clinical Resources" in the State of Maryland, with a principal business address at 6110 Executive Boulevard, Rockville, Maryland 20852 ("Clinical Resource"), Health Search International, Inc., a Maryland corporation doing business under its corporate name, with a principal business address at 6110 Executive Boulevard, Rockville, Maryland 20852 ("HSI" and together with Clinical Resource, the "Sellers"), Stacy Birnbach whose address is 11708 Slatestone Court, Potomac, Maryland 20854 ("Birnbach"), Cheryl Rhodes whose address is 14021 Welland Terrace, North Potomac, Maryland 20878 ("Rhodes" and together with Birnbach, the "Shareholders") and Medical Staffing Network, Inc., a Delaware corporation with a principal business address at 901 Yamato Road, Suite 110, Boca Raton, Florida 33431 ("Buyer").

     For value received, and in consideration of the mutual promises contained in this Agreement, the parties agree to the following recitals, terms and conditions.

1. Recitals.
   --------

     (a) Sellers own and operate healthcare staffing businesses (the "Business"), which in the case of Clinical Resource does business under the trade name "Clinical Resources in the State of Maryland.

     (b) The Shareholders are the sole officers, directors and shareholders of each of the Sellers.

     (c) Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets used in or relating to the operation of the Business, as a going concern, in accordance with the terms and conditions set forth in this Agreement, other than the Excluded Assets (as defined below).

     2. Transfer of Assets. Except as expressly excluded below, Sellers agree to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Sellers, at the Closing (as defined below), as described below, all of Sellers' assets and properties, real and personal, tangible and intangible, of every kind and description, wherever located, which are owned and used by Sellers in connection with the operation of the Business, as a going concern including, without limitation, the following assets (collectively, the "Assets"):

     (a) Tangible Personal Property. All machinery, equipment, tools, furniture, fixtures, office equipment, supplies, inventory, and fixed assets of every kind owned by Seller and used in


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connection with the Business (wherever located and whether or not carried on
Sellers' books), including, without limitation, those listed on Schedule 2(a) (the "Tangible Personal Property"), and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date (as defined below), together with any express or implied warranty by the manufacturers of any item or component part thereof, and all maintenance records and other documents relating thereto; together with all of Sellers' other tangible assets of every kind and description, real, personal or mixed, wherever located, which are carried on the books of the Business or which are owned by Sellers and used in connection with the Business.

     (b) Leased Real Property. All of Sellers' interests in real property leased by Sellers and used in connection with the Business (the "Leased Real Property"), which interests, together with the lease relating thereto (the "Real Property Lease"), are more particularly described on Schedule 2(b).

     (c) Contracts. All of Sellers' interests in Sellers' ordinary course contracts with its clients, Sellers' rights under covenants not to compete and/or confidentiality agreements with Sellers' employees (to the extent such rights are assignable) and all of Sellers' other contracts and commitments, each of which is described on Schedule 2(c) (the "Contracts").

     (d) Intellectual Property. All of the intellectual property rights that are owned or used by Sellers in connection with the Business, including the following: (A) the name "Clinical Resources" and all trademarks, service marks, licenses, trade names, logos and other designations (the "Marks") and all registrations and applications for registration relating thereto, (B) all assignable computer databases, software and licenses thereto, and all copyrighted works (the "Copyrights") and registrations therefor, (C) all inventions that are the subject of letters patent or applications therefor (the "Patents") and (D) all confidential or proprietary processes, technical data and other similar information that is of commercial value to the Business (the "Trade Secrets") (the Marks and registrations therefor, Copyrights and registrations therefor, Patents and Trade Secrets being referred to collectively herein as the "Intellectual Property"), together with the goodwill related thereto, and any royalty income from the Intellectual Property accruing after the Closing Date. All items of Intellectual Property are described on Schedule 2(d).

     (e) Permits. All assignable permits, authorizations, certificates, approvals and licenses relating to the operation of the Business, including without limitation those listed on Schedule 2(e) (the "Permits").

     (f) Accounts Receivable. All of Sellers' accounts receivable (including unbilled work in process) in connection with the Business ("Receivables"), other than those Receivables that are Excluded Assets.


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


     (g) Records. All of Sellers' records, technical data, asset ledgers, books of account, inventory records, budgets, customer and supplier lists, payroll and personnel records, transferable computer programs, advertising material, marketing information, policy or operational manuals, correspondence and other files created or maintained in connection with the Business, other than tax records.

     (h) Deposits and Prepaid Expenses. All of Sellers' deposits, rights to refunds and prepaid expenses (collectively, "Prepaid Expenses") in connection with the Business, other than those Prepaid Expenses that are Excluded Assets.

     (i) Claims. All of Sellers' rights to any choses in action, claims, causes or rights of action arising in connection with the Business, except tax refund claims and claims that relate to any breach of this Agreement.

     (j) Goodwill. Any and all of Sellers' goodwill in and going concern value of the Business, together with Sellers' confidentiality and non-competition agreements with employees, whether oral or written, and Sellers' rights to its existing telephone numbers.

     (k) Other Intangibles. All other intangible assets of any kind or description, wherever located, whether or not carried on the books of the Business, which are owned by Sellers or which are used in connection with the operation of the Business.

     (l) Excluded Assets. The following assets shall be excluded from the Assets and shall be retained by Sellers.

          (1) Cash. All cash on hand and on deposit in banks, cash equivalents and investments.

          (2) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the ordinary course of business of the Business or with the written consent of Buyer between the date hereof and the Closing Date.

          (3) Assets of Benefit Plans. Pension, profit sharing or savings plans and trusts and the assets thereof.

          (4) Certain Records. Sellers' tax records, corporate minute books and stock books or of any of Sellers' predecessors in interest.

          (5) Certain Contracts. Any contracts or other agreements entered into by Sellers or by which Sellers or any of the Assets is bound, other than the Contracts described in


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

     Schedule 2(c); provided, however, that Buyer shall have the option of assuming one or more of such contracts and receiving assignments of such assumed contracts.

          (6) Employees' Property. Any personal property owned by employees of the Sellers.

          (7) Insurance. All insurance policies relating to the Business in force prior to or at the time of Closing and prepaid premiums relating to such insurance policies.

          (8) Intercompany Transactions. All Receivables and accounts payable relating to intercompany and affiliate transactions, each of which is set forth on Schedule 2(l)(8).

          (9) Prepaid Taxes. Prepaid tax payments made by Sellers.

          (10) Tax Refunds and Claims for Tax Refunds. Any tax overpayments or refunds and any claims for any tax refunds.

          (11) Capital Stock of Subsidiary. All capital stock of Ultimit Solutions, Inc. owned by HSI (the "HSI Subsidiary").

3. Liabilities.
   -----------

     (a) The Assets shall be sold and conveyed to Buyer free and clear of all liabilities, obligations, liens, security interests and encumbrances whatsoever, other than the Assumed Liabilities (as defined below). Buyer shall in no event assume or be liable for any liability or obligation of Sellers other than the Assumed Liabilities, and Sellers shall retain responsibility for all other liabilities accrued as of the Closing Date and all other liabilities arising from the Sellers' operations, whether or not accrued and whether or not disclosed. Specifically, but without limiting the generality of the foregoing sentence and except for the Assumed Liabilities, Buyer shall not assume any liability or obligation of Sellers with respect to (i) malpractice liability and any other similar claims, (ii) taxes and related penalties and interest of any kind, (iii) employees or former employees of Sellers, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Sellers of their employees or Sellers' termination of such employees and (iv) any other liabilities of Sellers. Sellers shall retain and shall assume and discharge all liabilities and costs under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") (including liabilities for violations thereof), for all "qualifying events" (as defined in COBRA) occurring with respect to employees and their dependents prior to and on the Closing Date, including qualifying events that occur as a result of the sale of the Assets contemplated by this Agreement.


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     (b) The only liabilities of Sellers to be assumed by Buyer (the "Assumed
Liabilities") are (i) the obligations of Sellers under the Contracts and Real Property Lease specifically disclosed to Buyer, to the extent that such obligations are not performed or to be performed on or prior to the Closing Date, are disclosed in the text of such Contracts and Real Property Lease and accrue subsequent to the Closing Date, (ii) the obligation of Sellers to pay those accounts payable and accrued expenses of Sellers that are taken into account in determining Working Capital (as defined below), (iii) the vacation and sick leave of Sellers described on Schedule 10(b) accrued by employees of Seller who enter the employment of Buyer following the Closing, which shall be separately assumed by Buyer and not taken into account in determining Working Capital; provided, however, that the cost assumed by Buyer relating to Hired Office Employees (as defined below) pursuant to this Subsection and Section 10(b) shall not exceed $11,000 in the aggregate, (iv) the expenses of the Business that accrue after the Closing Date which are not evidenced by obligations under the Contracts and Real Property Lease and (v) any other obligations of Sellers specifically assumed by Buyer pursuant to a separate written instrument.

4. Consideration.
   -------------

     (a) Base Purchase Price. Subject to the Post-Closing Adjustment provided for in Section 4(h), the aggregate base purchase price (the "Base Purchase Price") for the Assets shall be $13,756,017, which amount represents 5.5 times Sellers' adjusted earnings before interest, taxes, depreciation and amortization ("AEBITDA") for the twelve (12) month period ended June 30, 2002 (excluding accrued vacation and sick leave and items applicable to the HSI Subsidiary).
Schedule 4(a) to this Agreement sets forth Sellers' earnings before interest, taxes, depreciation and amortization for the twelve (12) month period ended June 30, 2002 (excluding vacation and sick leave and items applicable to the HSI Subsidiary) and the adjustments thereto agreed to by the parties in arriving at AEBITDA. Buyer shall pay the Base Purchase Price to Seller as follows:

          (1) $11,692,614 (the "Initial Payment") shall be paid by wire transfer to accounts designated by Sellers or by cashier's checks drawn upon a federally insured Florida lending institution on the Closing Date; and

          (2) $2,063,403 (the "Escrow Amount") shall be paid pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit A.


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


     (b) Earnout.
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          (1) Additional purchase price ("Earnout") shall be payable to Sellers as set forth below in cash in an amount equal to (a) two times the amount by which earnings (without any deduction or expense for accrued vacation and sick pay) before interest, taxes, depreciation and amortization attributable to the Business ("Post-Closing EBITDA") for the first full 12 months after the Closing Date ("First Anniversary Earnout Period") exceed $2,501,094; plus (b) two times the amount by which Post-Closing EBITDA for the second 12 months after the Closing Date ("Second Anniversary Earnout Period") exceeds Post-Closing EBITDA for the First Anniversary Earnout Period. Buyer shall pay the Earnout attributable to the First Anniversary Earnout Period, if any, within 60 days after the first anniversary of the Closing Date and shall pay the Earnout attributable to the Second Anniversary Earnout Period, if any, within 60 days after the second anniversary of the Closing Date unless Sellers dispute Buyer's statement of Post-Closing EBITDA or the Earnout delivered pursuant to Section 4(b)(2), in which case Buyer shall pay the applicable Earnout, if any, within 10 days after resolution of such dispute. The Earnout, if any, shall be paid to Sellers by wire transfer to accounts designated by Sellers or by cashier's checks drawn on a federally insured Florida lending institution. Post-Closing EBITDA shall be calculated in accordance with generally accepted accounting principles ("GAAP") on the accrual basis of accounting and in a manner consistent with the procedures set forth on Schedule 4(b).

          (2) Within 30 days after (i) the first anniversary of the Closing Date in the case of the First Anniversary Earnout Period and (ii) the second anniversary of the Closing Date in the case of the Second Anniversary Earnout Period, Buyer shall deliver to Sellers a statement setting forth the applicable calculation of Post-Closing EBITDA for the First Anniversary Earnout Period or the Second Anniversary Earnout Period, as applicable, and the amount of the Earnout, if any, resulting from such calculation. If Sellers dispute or question Buyer's statement of Post-Closing EBITDA or the Earnout, Sellers shall so notify Buyer within 30 days after receipt of the statement. If Sellers do not notify Buyer within 30 days after receipt of the statement, the statement shall be deemed accepted and payments pursuant to this Subsection shall be immediately made based on the statement. If Sellers shall timely dispute Buyer's statement of Post-Closing EBITDA or the Earnout, Buyer and Sellers shall meet at Buyer's offices located in Boca Raton, Florida within 30 days after Sellers' notice that they dispute Buyer's statement in an attempt to reconcile such issues. If the efforts do not succeed, then any of the parties after the said thirty 30 day period may demand and file a claim that the dispute be resolved by binding arbitration. The dispute shall thereafter be subject to binding arbitration before a sole arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Palm Beach County, Florida. Immediately after reconciliation by the parties or the arbitrator's determination, as applicable, of the Post-Closing EBITDA and the Earnout, payment shall be made pursuant to this Subsection based upon such


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


     reconciliation or determination, as applicable. If it is determined by arbitration that Buyer's statement of Post-Closing EBITDA and the Earnout was correct, Sellers and Shareholders, jointly and severally, agree to pay all costs and expenses of Buyer, including attorneys' fees and expenses, in connection with such arbitration. If it is determined by arbitration that Buyer's statement of Post-Closing EBITDA and the Earnout was incorrect, Buyer agrees to pay all costs and expenses of Sellers, including attorneys' fees and expenses, in connection with such arbitration.

     (c) Allocation. The Base Purchase Price shall be allocated among the Assets as set forth on Schedule 4(c), which shall be delivered at Closing. The Working Capital Adjustment shall be allocated as an increase or decrease adjustment, as applicable, to goodwill. The Earnout shall be allocated to goodwill. For tax purposes, the parties shall report the transactions contemplated by this Agreement in accordance with such allocations.

     (d) Working Capital Adjustment. The parties agree that Buyer shall be entitled to Working Capital (as defined below) as of the Closing equal to $1,560,000. The parties further agree that the Purchase Price shall be adjusted by the amount by which Working Capital exceeds or falls short of $1,500,000 (the "Working Capital Adjustment") as follows:

          (1) If Working Capital exceeds $1,560,000, Buyer shall pay to Sellers the amount of the Working Capital Adjustment by wire transfer to accounts designated by Sellers or cashier's checks drawn upon a federally insured Florida lending institution.

          (2) If Working Capital is less than $1,560,000, Buyer shall be entitled to release of the amount of the Working Capital Adjustment from escrow pursuant to the terms of the Escrow Agreement. Sellers agree to execute a Joint Instruction (as defined in the Escrow Agreement) to facilitate release from escrow of the amount due Buyer pursuant to this
     Section 4(d).

          (3) Within 30 days after the Closing Date, Sellers shall deliver to Buyer a statement setting forth the calculation of Working Capital as of the close of business on the Closing Date and the amount of any Working Capital Adjustment resulting from such calculation. If Buyer disputes or questions Sellers' statement of Working Capital or the Working Capital Adjustment, Buyer shall so notify Sellers within 15 days after receipt of the statement. If Buyer does not notify Sellers within 15 days after receipt of the statement, the statement shall be deemed accepted and payments pursuant to this Subsection shall be immediately made based on the statement. If Buyer shall timely dispute Sellers' statement of Working Capital or the Working Capital Adjustment, Buyer and Sellers shall meet at Buyer's offices located in Boca Raton, Florida within 10 days after Buyer's notice that it disputes Sellers' statement in an attempt to reconcile such issues. If the efforts do not succeed, then any of the parties after the said 10 day period may demand and file a claim that the dispute be resolved by binding


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


     arbitration. The dispute shall thereafter be subject to binding arbitration before a sole arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Palm Beach County, Florida. Immediately after reconciliation by the parties or the arbitrator's determination, as applicable, of Working Capital and the Working Capital Adjustment, payments shall be made pursuant to this Subsection based upon such reconciliation or determination, as applicable. If it is determined by arbitration that Sellers' statement of Working Capital or the Working Capital Adjustment was correct, Buyer agrees to pay all costs and expenses of Sellers, including attorneys' fees and expenses, in connection with the arbitration. If it is determined by arbitration that Sellers' statement of Working Capital or the Working Capital Adjustment was incorrect, Sellers and Shareholders, jointly and severally, agree to pay all costs and expenses of Buyer, including attorneys' fees and expenses, in connection with the arbitration.

          (4) For purposes of this Agreement, "Working Capital" shall mean the amount of Receivables transferred to Buyer by Sellers pursuant to this Agreement less the amount of the accounts payable and accrued expenses of Sellers assumed by Buyer as Assumed Liabilities pursuant to this Agreement, calculated as of the close of business on the Closing Date. For purposes of the calculation of Working Capital, all work in process of Sellers as of the close of business on the Closing Date shall be deemed part of the Receivables transferred to Buyer pursuant to this Agreement and all unpaid expenses associated with such work in process as of the close of business on the Closing Date shall, to the extent assumed by Buyer, be deemed part of the accounts payable and/or accrued expenses of Sellers assumed by Buyer as Assumed Liabilities.

     (e) Adjustment of Certain Items. With respect to certain expenses incurred in the operation of the Business the following adjustments shall be made:

          (1) Operating Expenses. Sellers shall continue to be responsible for all costs and expenses attributable to the operation of the Business or ownership of the Assets through the Closing Date, and Buyer shall become responsible for all costs and expenses attributable to the operation of the Business or ownership of the Assets from and after the Closing Date.

          (2) Taxes. Personal property taxes shall be apportioned as of the Closing Date, based on current tax bills available; and if not available, based on the most recent tax bills available with appropriate subsequent adjustment when bills for the current year are received.

          (3) Utilities. Electric, water, sewer and similar charges shall be paid directly to the obligee by Seller and Buyer based on meter readings as of the Closing Date and at the prevailing rates, if possible; otherwise such charges shall be apportioned based on the number of operating days occurring on and before and after the Closing Date during the billing period for each such charge.


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


          (4) Personal Property Leases. The next payment due to personal property lessors after the Closing Date with respect to any leased equipment that is assigned to and assumed by Buyer shall be apportioned between Sellers and Buyer based on the time in such period on and before and after the Closing Date.

          (5) Employee Expenses. Except as set forth in Section 3(b), salaries, wages, commissions, payroll taxes, vacation pay and sick pay shall be prorated between Sellers and Buyer as of the Closing Date with respect to all of Seller's employees who enter the employment of Buyer following the Closing.

     Appropriate cash payments by Sellers or Buyer, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations provided in this Subsection, except to the extent such prorations were taken into account in the determination of Working Capital.

     (f) Noncompetition. In order to ensure to Buyer the full benefits of the Assets and the Business, Sellers and the Shareholders, for themselves and their affiliates, will execute and deliver at the Closing a Confidential Information and Noncompete Agreement (the "Noncompetition Agreement") in the form attached hereto as Exhibit B pursuant to which they will covenant and agree not to engage in the healthcare staffing business within any state in which Seller or Buyer conducts business as of the Closing Date for five (5) years following the Closing Date and in the case of Birnbach, for five (5) years following termination of the Employment Agreement (as defined below).

     (g) Employment. In order to provide for the orderly transition of the Business, Birnbach will enter into an Employment Agreement (the "Employment Agreement") in the form attached as Exhibit C with Buyer whereby Birnbach will continue to provide services to Buyer for a period of twenty-four (24) months following the Closing Date.

     (h) Post-Closing Adjustments to Purchase Price.
         ------------------------------------------

          (1) Adjustment. If any adjustments to Sellers' AEBITDA as of June 30, 2002 are required to be made within 12 months after the Closing Date (the "Post-Closing Adjustment Period") because items of income or expense that should have been included in the calculation of AEBITDA were not reflected on the books and financial records of Sellers, the Base Purchase Price shall be adjusted by multiplying 5.5 by the amount of each adjustment (the "Post-Closing Adjustment"). If adjustments are made that result in a net increase in the Base Purchase Price, 85% of the amount of the adjustment shall be paid by Buyer to Sellers and 15% of the amount of the adjustment shall be paid to the Escrow Agent under the Escrow Agreement and held as part of the Escrow Deposit (as defined in the Escrow Agreement). If the Post-Closing Adjustment results in a net reduction of the Base Purchase Price, the Sellers and/or the Shareholders shall


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


     pay 85% of the amount of the adjustment to the Buyer and 15% of the amount of the adjustment shall be released from the Escrow Deposit to Buyer by the Escrow Agent pursuant to the Escrow Agreement. Sellers agree to executed a Joint Instruction (as defined in the Escrow Agreement) to facilitate release from escrow of the amount to be released from the Escrow Deposit pursuant to this Section 4(h).

          (2) Dispute Resolution. If Sellers dispute or question the Post-Closing Adjustment, Sellers shall so notify Buyer within 20 days after receipt of the statement of the Post-Closing Adjustment. If Sellers do not notify Buyer within 20 days after receipt of the statement, the statement shall be deemed accepted and payments pursuant to this Subsection shall be immediately made pursuant to Subsection 4(h)(1). If Sellers shall timely dispute Buyer's statement of the Post-Closing Adjustment, Buyer and Sellers shall meet at Buyer's offices located in Boca Raton, Florida within 15 days after Sellers' notice that they dispute Buyer's statement in an attempt to reconcile such issues. If the efforts do not succeed, then any of the parties after the said 15 day period may demand and file a claim that the dispute be resolved by binding arbitration. The dispute shall thereafter be subject to binding arbitration before a sole arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Palm Beach County, Florida. Immediately after reconciliation by the parties or the arbitrator's determination, as applicable, of the Post-Closing Adjustment, payment shall be made pursuant to this Subsection based upon such reconciliation or determination, as applicable. If it is determined by arbitration that Buyer's statement of the Post-Closing Adjustment was correct, Sellers and Shareholders, jointly and severally, agree to pay all costs and expenses of Buyer, including attorneys' fees and expenses, in connection with such arbitration. If it is determined by arbitration that Buyer's statement of the Post-Closing Adjustment was incorrect, Buyer agrees to pay all costs and expenses of Sellers, including attorneys' fees and expenses, in connection with such arbitration.

5. Closing. The closing ("Closing") of the sale and purchase contemplated by this Agreement shall take place on the 31st day of October, 2002, or at such other time as the parties may mutually agree ("Closing Date"), at Buyer's office or at such other place as the parties may mutually agree.

6. Closing Documentation.
   ---------------------

     (a) Sellers' and Shareholders' Documents. At Closing, Sellers and/or the Shareholders, as applicable, shall deliver to Buyer the following fully executed documents:

          (1) A Bill of Sale in the form attached to this Agreement as Exhibit
     D;

          (2) An Assignment of Trade Name and Intellectual Property Rights in the form attached to this Agreement as Exhibit E (the "Intellectual Property Assignment");


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


          (3) An Assignment and Assumption of Real Property Lease in the form attached to this Agreement as Exhibit F (the "Real Property Assignment");

          (4) An Assignment and Assumption of Contracts in the form attached as Exhibit G (the "Contract Assignment");

          (5) The Noncompetition Agreement;

          (6) The Employment Agreement;

          (7) The Escrow Agreement;

          (8) Duly entered corporate resolutions of the board of directors and shareholders of each Seller authorizing the transactions contemplated by this Agreement, accompanied by a certificate of the Secretary of each Seller to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with good standing certificates from the State of Maryland and all states in which the Sellers are qualified to do business;

          (9) Documents required to be executed by Sellers to permit Buyer to adopt Sellers' corporate names.

          (10) A certificate of Sellers and Shareholders certifying that Sellers' and Shareholders' representations and warranties contained in
     Section 7 of this Agreement are true and correct in all material respects on the Closing Date as though made on and as of the Closing Date;

          (11) An opinion of counsel in the form attached to this Agreement as Exhibit H which shall include a statement permitting reliance on the opinion by Buyer's lenders, if required under applicable lending documents;

          (12) Such releases, consents, waiver or agreements, in forms reasonably satisfactory to Buyer and its lenders, as may be required by Buyer's lenders for their approval of the transactions contemplated by this Agreement;

          (13) Such releases, consents, waivers and approvals, in forms reasonably satisfactory to Buyer, as may be necessary to effect the conveyance, transfer, assignment and delivery of the Assets, free and clear of all liens, encumbrances, claims, options, rights of first refusal and other agreements (collectively, "Liens") other than the Assumed Liabilities; and


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


          (14) Such other instruments of transfer or assignment, in forms reasonably satisfactory to Buyer, as may be necessary in order to vest Buyer with good and marketable title to the Assets.

     (b) Buyer's Documents. At Closing, Buyer shall deliver or cause to be delivered to Sellers (or in the case of subpart (5), to the Escrow Agent) the following:

          (1) Duly entered corporate resolutions of the board of directors of Buyer authorizing the transactions contemplated by this Agreement, accompanied by a certificate of the Secretary of Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with a good standing certificate from the Delaware Secretary of State dated not more than 10 days prior to the Closing Date;

          (2) A certificate of Buyer certifying that Buyer's representations and warranties contained in Section 8 of this Agreement are true and correct in all material respects on the Closing Date as though made on and as of the Closing Date;

          (3) A final version of Schedule 4(c) to this Agreement acceptable to Sellers;

          (4) The Initial Payment;

          (5) The Escrow Amount;

          (6) The Intellectual Property Assignment;

          (7) The Real Property Assignment;

          (8) The Contract Assignment;

          (9) The Noncompetition Agreement;

          (10) The Employment Agreement; and

          (11) The Escrow Agreement.

7. Warranties and Representations. Sellers and the Shareholders warrant and represent to Buyer as follows:

     (a) Title. Except as set forth on Schedule 7(a), Sellers are the owners of and have good, absolute and marketable title to the Assets, and, as of the Closing Date, the Assets shall be free and clear of all Liens of every kind, except the Assumed Liabilities.

     (b) Financial Statements. The balance sheets (including related notes and schedules, if any) of Sellers and the HSI Subsidiary as of December 31, 2001 and 2000 and the statements of operations and retained earnings and statements of cash flows for the years then ended, as reviewed by McGladrey & Pullen, LLP (collectively, "Financial Statements") have been furnished to Buyer and fairly present in all material respects the financial condition of Sellers and the HSI Subsidiary as of the dates thereof and the results of operations for the periods then ended. Neither Sellers nor the Shareholders are aware of any material modifications that should be made to the Financial Statements in order for them to be in conformity with GAAP, other than the accrual of vacation and sick pay as an expense and a liability. There has been no material adverse change in the financial condition of the Business since June 30, 2002. Except as described in this Agreement or reflected in the Financial Statements, there is no liability or obligation of Sellers related to the operation of the Business, whether accrued, absolute or contingent of a type required to be reflected on the face of a balance sheet prepared in accordance with GAAP, other than (i) liabilities and obligations that have been incurred in the ordinary course of business since December 31, 2001, (ii) items that have been expensed instead of capitalized and
(iii) accrued vacation and sick pay.

     (c) No Contract. No Seller has entered into any other contract for the sale of the Assets.

     (d) Organization; Qualification. Each Seller is a corporation which is duly organized and in good standing under the laws of the State of Maryland, with all requisite power and authority to carry on the Business as it is presently conducted, except where the failure to be qualified to do business in certain states will not have a material adverse effect on the Business or on either Seller. Each Seller is qualified to do business and in good standing under the laws of the jurisdictions listed on Schedule 7(d).

     (e) Taxes. Each Seller has duly filed all federal, state and local tax returns required to be filed by it and has paid all federal, state and local taxes required to be paid with respect to the periods covered by such returns. All federal, state and local taxes of Sellers due on or prior to the Closing Date shall be paid by Sellers as of the Closing Date. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of Sellers or the Shareholders, threatening to assert against Sellers or Shareholders any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith, which additional taxes, interest or penalties, if any, Sellers or Shareholders shall promptly pay upon assessment.

     (f) Authority. Each Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

     (g) Corporate Authorization. The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions on the part of Sellers and, upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Sellers.

     (h) No Violation. Except as set forth on Schedule 7(h), neither the execution and delivery by Sellers or the Shareholders of this Agreement nor the consummation without the giving of notice or passage of time, or both, will be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of Sellers or the Shareholders pursuant to any provision of any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or material lease agreement, other material agreement or instrument or any judgment, order, injunction or decree by which any Seller or Shareholder is bound, to which any Seller or Shareholder is a party, or to which the assets of any Seller or Shareholder is subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the articles of incorporation or bylaws of the Sellers.

     (i) Permits. Each Seller has all necessary licenses and permits to carry on its business, and each Seller's business is being operated and its property is being used in material compliance with all applicable laws, ordinances and regulations except where the failure to be qualified to do business in certain states will not have a material adverse effect on the Business or on either Seller. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Sellers' or the Shareholders' execution and delivery of this Agreement or consummation of the transactions contemplated herein.

     (j) No Proceedings. Except as set forth on Schedule 7(j), there are no legal actions, suits, arbitrations, or other legal, administrative or other proceedings pending or, to the knowledge of Sellers or the Shareholders, threatened against the Sellers or the Shareholders, their properties, assets or the Business, and no Seller or Shareholder is aware of any fact which might result in any such action, suit, arbitration or other legal, administrative or other proceeding. No Seller or Shareholder is in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department. No Seller or Shareholder is charged or threatened with or under investigation with respect to any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation.

     (k) Contracts. All Contracts are in full force and effect, and to the knowledge of Sellers or the Shareholders, are valid and enforceable in accordance with their respective terms except as set forth on Schedule 7(k). There are no existing defaults of any Seller under any of the Contracts, and except for the consummation of the transactions contemplated by this Agreement, any events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of any Seller under any material Contract, nor are material amendments pending with respect to any Contracts. No Contract is a governmental contract subject to price redetermination or renegotiation. Sellers have no oral agreements with customers which require Sellers to provide services at no charge or at rates significantly below the average rates for such services set forth in Sellers' written customer contracts.

     (l) Ownership of Seller. The Shareholders are the sole stockholders of each Seller.

     (m) Equipment. All equipment used in connection with the Business is in working order and is, and will be on the Closing Date, in compliance with the rules and regulations of all applicable statutes, ordinances, rules and regulations.

     (n) Lease. A true, correct and complete copy of the Real Property Lease to which a Seller is a party is attached to this Agreement as Schedule 7(n). The payments due under the Real Property Lease are current as of the Closing Date. There have been no violations or breaches under the Real Property Lease by either Seller or the landlord, and Sellers have not notified the landlord of any intention to terminate the Real Property Lease. Sellers have not carried out any alterations or caused any damage to the Leased Real Property which would require any Seller, as tenant, to restore the Leased Real Property to its original condition at the expiration of the Real Property Lease. The Real Property Lease may be assigned to Buyer, subject to approval of the landlord.

     (o) Environmental Matters. Each Seller has complied, and through the Closing Date will continue to comply, in all material respects with federal, state and local laws, rules and regulations. In particular, each Seller is operating and has operated the Business in compliance with all applicable local, state and federal environmental laws, rules, regulations and ordinances including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws, rules and regulations of the State of Maryland as each such statute or regulation has been amended from time to time (collectively, "Environmental Laws and Regulations"). No Seller has knowingly accepted for storage, and to each Seller's knowledge, does not store, any nitrate film or any hazardous substance or hazardous material. No Seller has ever knowingly caused the release of an amount of any hazardous substance or hazardous material into the environment which release would constitute a violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance," "release" and "environment" shall have the same meanings as those terms are defined by Section 101 of CERCLA, 42 U.S.C. ss.9601, and "hazardous material" shall have the same meaning as that term is defined by Environmental Laws and Regulations. No Seller owns, leases, rents or otherwise utilizes any underground storage tanks and, to each Seller's knowledge, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at any of the Leased Real Property. To each Seller's knowledge, the Leased Real Property does not contain (i) any asbestos or (ii) any polychlorinated biphenyl (PCB) substances.

     (p) Employee Benefit Plans. Schedule 7(p) lists each employee pension benefit plan, deferred compensation plan or other plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each such plan, an "Employee Benefit Plan") that each Seller maintains or to which it contributes or has any obligation to contribute.

          (1) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except where the failure to comply would not have a material adverse effect on the financial condition of the applicable Seller.

          (2) All required reports and descriptions have been timely filed and distributed appropriately with respect to each Employee Benefit Plan. The requirements of COBRA have been met with respect to each Employee Benefit Plan to which COBRA applies.

          (3) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the applicable Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

          (4) In the previous five years, no Employee Benefit Plan of any Seller has been completely or partially terminated or been the subject of a Reportable Event (as defined in ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"). No proceeding by the PBGC to terminate any Employee Benefit Plan of any Seller (other than any Multiemployer Plan (as defined in ERISA)) has been instituted or, to the knowledge of the Sellers, threatened.

          (5) There have been no non-exempt Prohibited Transactions (as defined in ERISA) with respect to any Employee Benefit Plan of any Seller that could reasonably be expected to result in a material liability either for a tax imposed pursuant to Section 4975(a) or (b) of the Code or a civil penalty assessed pursuant to Section 502(i) of ERISA. To the knowledge of Sellers or the Shareholders, no Fiduciary (as defined in ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan of Sellers which could reasonably be expected to result in a liability for a civil penalty assessed pursuant to Sections 409 or 502(l) of ERISA. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan of Sellers (other than routine claims for benefits) is pending or, to the knowledge of Sellers or the Shareholders, threatened. No Seller or Shareholder has knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

          (6) Neither Seller has incurred, and no Seller has any reason to expect that it will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA) or under the Code with respect to any Employee Benefit Plan.

     (q) Customers. Since June 30, 2002, none of Sellers' major customers have terminated or indicated an intention to terminate its business with, or reduce the volume of its business with, Sellers. To the knowledge of Sellers or the Shareholders, Sellers have no customers whose business is or has within 90 days prior to the Closing Date been the subject of competitive bidding procedures, except as disclosed in Schedule 7(q).

     (r) Employees. Schedule 7(r) lists the names of all full-time and part-time office employees of each Seller and sets forth a job description or title and compensation for each such person. Schedule 7(r) also sets forth a list of all written and oral employment and noncompetition agreements with Sellers' employees. Other than individual terminations in the ordinary course of business, whether voluntary or involuntary, during the past three years there has not been, and there is not now, any strike, labor dispute, slow down, work stoppage, or other material interference with or impairment by labor of the business of Sellers pending or, to the knowledge of Sellers or the Shareholders, threatened or contemplated against or directly affecting the Business. Sellers' employees are not represented by any labor or trade union, nor has there been any attempt to organize Sellers' employees during the 90 day period prior to the date of this Agreement. There has been no employee turnover since June 30, 2002, except as noted on Schedule 7(r). Each Seller warrants that there has been no carryover of employee vacation or sick pay from prior employment years.

     (s) Intellectual Property. Except for the trade name "Clinical Resources," which is a registered trade name under Maryland law or as otherwise set forth on
Schedule 7(s), no Seller has any patents, trademarks, service marks, trade names, copyrights, computer programs or program rights, licenses or other similar intangible property rights and interest which it uses in connection with the Business. Each Seller has the right to use, free and clear of any claims or rights of others (other than rights of licensors or third party providers), all trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. No Seller is using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of a Seller.

     (t) Relationships with Other Businesses. Except as set forth in Schedule 7(t), neither Sellers nor the Shareholders own directly or indirectly, on an individual or joint basis, any material interest in any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business. None of Sellers' customers has become a customer of Sellers because of personal or financial relationships with Sellers' management or affiliated persons or entities.

     (u) Brokers. Except for Barry P. Taff, P.C., neither Sellers nor Shareholders has dealt with a broker or finder in connection with this Agreement, and no broker or other person is entitled to any commission or finder's fee from Sellers or Shareholders in connection with the consummation of the transactions contemplated by this Agreement.

     (v) Completeness. No representation or warranty by the Sellers or the Shareholders in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading.

8. Warranties and Representations of Buyer. Buyer warrants and represents to Sellers as follows:

     (a) Organization. Buyer is a corporation which is duly organized and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as it is presently conducted.

     (b) Authority; Consents. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, except that, if required by the applicable lending documents, Buyer must obtain consent to the transactions contemplated by this Agreement from its lenders.

     (c) Corporate Authorization. The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions, and upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Buyer.

     (d) No Violation. Neither the execution and delivery by Buyer of this Agreement nor the consummation without the giving of notice or passage of time, or both, will be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of Buyer pursuant to any provision of any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or material lease agreement, other material agreement or instrument or any judgment, order, injunction or decree by which Buyer is bound, to which Buyer is a party, or to which the assets of Buyer are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the certificate of incorporation or bylaws of Buyer.

     (e) Brokers. Buyer has not dealt with a broker or finder in connection with this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement.

     (f) Completeness. No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading.

9. Expenses of Sale. Except as otherwise provided in this Agreement, each party agrees to bear its own legal, accounting and other expenses in connection with the preparation and consummation of this Agreement. All transfer, sales and similar taxes imposed upon the sale of the Assets or any portion thereof shall be borne and paid for by Buyer.

10. Covenants of the Parties.
    ------------------------

     (a) Seller Debts and Obligations. Except as otherwise provided in this Agreement, all of Sellers' debts and obligations including, but not limited to, accounts payable and sales, federal and state income taxes, will be paid by Sellers.

     (b) Employment of Sellers' Employees. Sellers and Buyer acknowledge that Buyer desires to hire those employees of Sellers that meet Buyer's employment criteria. Buyer is not aware of any employees of any Seller who does not meet Buyer's employment criteria. Sellers agree to use their best efforts to assist Buyer in hiring such employees of Sellers. Sellers shall use their best efforts to cause all such employees who are Hired Office Employees (as defined below) to be subject to Confidentiality and Noncompetition Agreements (the "Employee Agreements") in a form reasonably satisfactory to the Buyer as of the Closing Date. Each full time employee of Sellers who performs his or her duties at the offices of Sellers and is hired by Buyer (each, a "Hired Office Employee") shall be given the opportunity to participate in the MSN Holdings, Inc. 2001 Stock Incentive Plan. In addition, each Hired Office Employee shall be credited a year of service for each year of service the applicable Hired Office Employee provided to Sellers for purposes of participation and vesting in Buyer's employee benefit plans and other benefits that are based on length of employment. Buyer agrees to assume the accrued vacation and sick leave of Sellers described on Schedule 10(b); provided, however, that the cost assumed by Buyer relating to Hired Office Employees shall not exceed $11,000 in the aggregate.

     (c) Access to Information. Between the date of this Agreement and Closing, Sellers and Shareholders will, at reasonable times, upon reasonable notice and upon reasonable request, and in a manner so as not to unduly interfere with the business operations of Sellers, and subject to compliance with all applicable laws, (i) give Buyer and its representatives access to the books, records, plans, and financial, title, tax, corporate and legal materials of Sellers and of the Shareholders, to the extent reasonably required for the transactions contemplated by this Agreement, (ii) furnish Buyer with copies of any Contracts, permits, leases, books and records or other documents and data that Buyer may reasonably request, and (iii) cooperate and assist in any investigation of the assets and financial and legal condition of Sellers and of the Business that Buyer or its representatives may deem necessary or advisable with respect to the transactions contemplated by this Agreement; provided, however, that (y) neither Sellers nor Shareholders shall be required to take any action which would constitute a waiver of any attorney-client, attorney work product or other evidentiary privilege and (z) neither Sellers nor Shareholders must supply Buyer with any information which any Seller or Shareholder is under a legal or contractual obligation not to disclose.

     (d) Disclosure of Transaction. No public announcement of the execution of this Agreement or the transactions contemplated herein shall be made without the mutual prior written approvals of Buyer and Sellers. No party shall make any disclosure of the Purchase Price or other terms hereunder except to its attorneys, accountants, employees working on disclosure schedules, lenders, investors or family members of the Shareholders without the prior written approval of the other party; provided that any party may disclose such information as may be required under federal, state or provincial laws.

     (e) Conduct of Business.
         -------------------

          (1) Prior to the Closing Date, unless Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Sellers shall, and Shareholders shall cause Sellers to, conduct their operations in the ordinary course of business, consistent with the manner in which it previously has been conducted (including using their best efforts to maintain in effect all insurance coverages relating to the assets and operation of Sellers which are in effect as of the date hereof). Without limiting the generality of and in addition to the foregoing, until the Closing Date, Sellers shall not, and Shareholders shall cause Sellers not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

               (A) declare, set aside or pay any dividend with respect to the shares of Sellers, except distributions to the Shareholders to cover income taxes;

               (B) redeem or otherwise acquire any of the shares of Sellers;

               (C) incur or guarantee any indebtedness for borrowed funds. except loans pursuant to Sellers' existing credit facilities to fund payment of payroll and other expenses from time to time consistent with past practices;

               (D) place or allow to be placed a Lien on any of the Assets, other than any Liens (A) existing on the date of this Agreement or (B) incurred with respect to any current capital expenditures permitted pursuant to Section 10(e)(2);

               (E) cancel any indebtedness owing to any Seller or any claims which any Seller may possess or waive any rights of substantial value, other than in the ordinary course of business permitted hereunder or in respect of the execution and delivery of any document herein provided;

               (F) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the Business;

               (G) amend or waive any material rights under any Contract, lease or other agreement of any Seller that is binding upon the Assets;

               (H) make any material changes in management personnel, employee policies or any operations of the Business;

               (I) agree to any pricing scheme or service offering other than the Sellers' standard practices in connection with a request for proposals from, or a bid to, a prospective customer whose estimated needs exceed 1,000 hours of temporary employee services per month;

               (J) make any material departure from Sellers' standard pricing practices;

               (K) except for scheduled increases in the ordinary course of business, alter the compensation rates to be paid to Sellers' employees;

               (L) take any action, engage in any transaction, or enter into any agreement which would cause any of the representations or warranties of Sellers and Shareholders set forth in Section 7 to be untrue in any material respect as of the Closing Date;

               (M) accelerate the payment of accounts receivable or delay the payment of accounts payable; or

               (N) enter into a legally binding commitment with respect to or enter into any agreement to take any of the foregoing actions.

          (2) In addition to the foregoing, Sellers shall not, and Shareholders shall cause Sellers not to, make any current capital expenditures in excess of $10,000 for individual expenditures or $10,000 for such expenditures in the aggregate, without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

     (f) Authorizations and Consents. Each party shall use its commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all governmental authorities and third parties that may be or become necessary for its execution and delivery of, and the performance of the obligations under, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.

     (g) Risk of Loss. The risk of loss and damage to the Assets shall be borne by Sellers prior to Closing. If substantial damage by fire or other casualty to the Assets occurs prior to the Closing Date that reasonably could be expected to require expenditures in excess of insurance recoveries of $500,000 or more to repair or replace (a "Material Casualty Loss"), Buyer may elect to terminate its obligations under this Agreement by providing notice of termination to Sellers within fifteen days after Buyer's receipt of written notice from Sellers describing the Material Casualty Loss. If Buyer does not elect to terminate this Agreement within such time period or chooses to proceed with the transactions contemplated hereby, Sellers, at their option, shall either (i) promptly commence to repair or replace the damaged Assets and complete such repair or replacement work on or before the Closing Date or (ii) agree in writing to indemnify Buyer for the amount of the Material Casualty Loss.

     (h) Further Assurances. Sellers, Shareholders and Buyer, as applicable, shall use their respective best efforts to (i) cause to be fulfilled and satisfied all of the conditions to the Closing; (ii) cause to be performed all of the matters required to be performed upon the Closing; and (iii) take such steps and do such acts as may be necessary to make all of the warranties and representations of the applicable party true and correct in all material respects as of the Closing Date. From time to time after the Closing Date, at Buyer's request, and without further consideration, Sellers and Shareholders, as applicable, shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably require in order to more effectively convey, transfer, assign or deliver the Assets to Buyer, its successors or assigns.

     (i) Notification. Between the date of this Agreement and the Closing, Sellers and Shareholders shall promptly notify Buyer in writing if any of them becomes aware of any fact or condition that (i) causes any of the representations and warranties contained in Section 7 to be untrue as of the date of this Agreement or (ii) is reasonably likely to cause any of the representations and warranties contained in Section 7 to be untrue as of the Closing Date.

     (j) Name Change. As soon as practicable after the Closing Date, each Seller will (i) change its corporate name to a name that is not similar to its current name, and will provide Buyer with prompt written notice of the name change, including a copy of any certificate or document issued by the Department of Assessments and Taxation of Maryland confirming the name change and (ii) execute and file such documents as are necessary to assist Buyer in its adoption of the names "Clinical Resource Services" and "Health Search International" in the states where Buyer is permitted to do so.

     (k) Maintenance of Business Records. For a period of seven (7) years after the Closing Date, Buyer will preserve and safe keep any records, files and documents transferred to Buyer that relate to the Assets as required by reasonable business practices for the joint benefit of Sellers and Buyer. Each Seller and Buyer shall cooperate from and after the Closing Date to provide to the other upon request such information and records relating to the Business in the possession of the non-requesting party which information or record is reasonably necessary for the operation of the requesting party or the requesting party is required to produce to a third party in connection with legal, administrative or governmental proceedings. The requesting party agrees to give the non-requesting party prompt notice of all requests for disclosure of such information or records that arise during legal, administrative or governmental proceedings involving the requesting party, so that the non-requesting party may seek a protective order with respect to the threatened disclosure. If the requesting party or any other person is required to disclose such information or records, the requesting party agrees to give written notice to the non-requesting party as soon as possible of the information and records required to be disclosed and, at the non-requesting party's request and expense, to use reasonable efforts to obtain assurances that such information and records required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law. In addition to the foregoing, Buyer will permit Sellers and Sellers' designated agents access to journals and general ledgers of Sellers for the purpose of maintaining and closing out those records for tax purposes. Sellers hereby designate Julie Condrasky ("Condrasky") as their agent for purposes of closing out the foregoing records. If Condrasky is an employee of Buyer at the time Sellers desire access to the foregoing records, Buyer agrees to provide Condrasky the time and opportunity to perform this task.

     (l) Post-Closing Covenants of Buyer. With respect to the operation of the Business as a division of Buyer (the "Division") after the Closing Date, Buyer agrees as follows:

          (1) the business hours of the Division shall be from 9:00 a.m. to 5:00 p.m. on each business day that is not a holiday;

          (2) the Division shall be permitted to continue to pay the monthly parking fees of the Hired Office Employees at the Division's offices; and

          (3) upon termination of Sellers' 401(k) plan, Buyer shall permit tax free rollover by Hired Office Employees to a qualified plan of Buyer.

11. Conditions Precedent.
    --------------------

     (a) Conditions Precedent to Buyer's Obligations. Buyer's obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (1) The execution of the Employee Agreements by all Hired Office Employees;

          (2) Sellers' and Shareholders' delivery to Buyer of all documents described in Section 6(b);

          (3) All third-party consents and approvals required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and Buyer shall have received evidence reasonably satisfactory to Buyer reflecting the granting of the consents and approvals;

          (4) All actions, proceedings, instruments, documents and other relevant legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for the Buyer;

          (5) Sellers' and Shareholders' representations and warranties contained in this Agreement being true and correct as of the date of this Agreement and true and correct in all material respects on the Closing Date as though made on and as of the Closing Date;

          (6) Sellers' delivery to Buyer of all bills, instruments of transfer and assignment documents necessary or appropriate to transfer to Buyer good and marketable title in and to the Assets, free and clear of Liens other than the Assumed Liabilities including, without limitation, all documents described in Section 6(a);

          (7) Sellers and the Shareholders having duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Sellers or the Shareholders, as applicable, on or before the Closing Date;

          (8) No action or proceeding shall be pending by or before any Court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement; and

     (b) Conditions Precedent to Sellers' and Shareholders' Obligations. Sellers' and Shareholders' obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (1) All consents and approvals required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect;

          (2) Buyer's delivery to Sellers of all documents described in Section 6(b);

          (3) Buyer's delivery of the Initial Payment and its funding of the Escrow Amount;

          (4) Buyer having duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Buyer on or before the Closing Date;

          (5) No action or proceeding shall be pending by or before any Court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement; and

          (6) Buyer's representations and warranties contained in this Agreement being true and correct as of the date of this Agreement and true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

12. Termination.
    -----------

     (a) Termination Events. This Agreement may be terminated at or prior to Closing upon delivery of a written notice by the terminating party. This Agreement may be terminated:

          (1) by Buyer if Buyer notifies Seller in writing on or prior to 5:00 p.m. on October 25, 2002 that based on its due diligence investigation it has determined not to proceed to purchase the Assets pursuant to this Agreement;

          (2) by Buyer upon a Material Casualty Loss as described in Section 10(g);

          (3) by Buyer upon a material breach of any of the terms of this Agreement by any Seller or Shareholder if such breach is not waived by Buyer in writing;

          (4) by Sellers or Shareholders upon a material breach of any of the terms of this Agreement by Buyer if such breach is not waived by Sellers and Shareholders in writing;

          (5) by Buyer if the conditions set forth in Section 11(a) are not satisfied on or before the Closing Date or if satisfaction of the conditions set forth in Section 11(a) becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement);

          (6) by Sellers or Shareholders if the conditions set forth in Section 11(b) are not satisfied on or before the Closing Date or if satisfaction of the conditions set forth in Section 11(b) becomes impossible (other than through the failure of Sellers or Shareholders to comply with its or her obligations under this Agreement);

          (7) by mutual agreement of Buyer and Sellers; or

          (8) by Buyer or Sellers, if the transactions contemplated in this Agreement have not closed by 5:00 p.m. on October 31, 2002, unless otherwise extended by written agreement of the parties.

     (b) Effect of Termination. Except as set forth in Section 14(f), upon termination of this Agreement pursuant to this Section 12, all obligations of the parties under this Agreement shall cease.

13. Indemnification.
    ---------------

     (a) Indemnification by Sellers and Shareholders. From and after the Closing, Sellers and the Shareholders, jointly and severally, shall reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an "Indemnified Buyer Party") against and in respect of all actual damages, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

          (1) liabilities and obligations of any Seller or Shareholder of any nature whatsoever (including liabilities for taxes), except for the Assumed Liabilities and taxes pursuant to Section 9 of this Agreement;

          (2) actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Sellers, the Shareholders or the Business relating to an event occurring on or prior to the Closing Date or which result from or arise out of any action or inaction on or prior to the Closing Date of any Seller or Shareholder or any director, officer, employee, agent, representative or subcontractor of any Seller, except for the Assumed Liabilities and taxes pursuant to
     Section 9 of this Agreement; or

          (3) any material misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Sellers or Shareholders under this Agreement, or from any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant to this Agreement; and

          (4) all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

     (b) Indemnification by Buyer. From and after the Closing, Buyer shall reimburse, indemnify and hold harmless Sellers and Shareholders and their respective personal representatives, successors and assigns (each an "Indemnified Seller Party") against and in respect of all actual damages, costs and expenses incurred or suffered by any Indemnified Seller Party that result from or arise out of:

          (1) any of the Assumed Liabilities or taxes under Section 9 of this Agreement;

          (2) liabilities and obligations of Buyer of any nature whatsoever (including liabilities for taxes), except for liabilities and obligations for which Buyer is entitled to indemnification by Sellers and Shareholders pursuant to this Agreement;

          (3) actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to Buyer or the Business relating to an event occurring from and after the Closing Date (unless and to the extent arising from action of or failure to act by any Seller or Shareholder, except to the extent arising from any action of or failure to act by Birnbach in connection with her employment with Buyer after the Closing Date which acts and omissions shall not be subject to any of the indemnification rights or obligations set forth in this Agreement) or which result from or arise out of any action or inaction from and after the Closing Date of Buyer or any director, officer, employee, agent or representative of Buyer;

          (4) any material misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers or Shareholders pursuant to this Agreement or in connection with the negotiation, execution or performance of this Agreement; and

          (5) all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, and reasonable costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

     (c) Indemnification Procedure.

          (1) Notice by Indemnitee. In the event that an Indemnified Buyer Party or an Indemnified Seller Party seeks indemnification (the "Indemnitee") from the other party or parties to this Agreement (the "Indemnitor"), the Indemnitee shall promptly notify the Indemnitor in writing of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim or demand (the "Claim Notice"). The Indemnitor shall have 15 days from the date of delivery of the Claim Notice (the "Notice Period") to notify the Indemnitee whether or not the Indemnitor disputes its liability to the Indemnitee hereunder with respect to such claim or demand and, notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnitee against any such claim or demand.

          (2) Response by Indemnitor. In the event that Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnitee becoming subject to further liability in respect of such matter; provided, however, Indemnitor shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance reasonably satisfactory to the Indemnitee, as the case may be, from all liability in respect of such claim or litigation. If any Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnitee, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which would reasonably be expected to have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, then the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Indemnitor hereunder; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitee elects to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

     (d) Presumptions.
         ------------

          (1) If the Indemnitor elects not to defend the Indemnitee against a claim or demand, by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnitor or the Indemnitee (but no Indemnitee shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed its liability to the Indemnitee hereunder.

          (2) In the event an Indemnitee has a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such claim to Indemnitor. If Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Indemnitor hereunder.

     (e) Payment. Upon the determination of liability under this Section, the Indemnitor shall pay to the Indemnitee, within ten days after such determination, the amount of the claim for indemnification made hereunder. In the event that the Indemnitee is not paid in full for any such claim pursuant to the foregoing provisions promptly after the Indemnitor's obligation to indemnify has been determined, the Indemnitee shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by the Indemnitee under any agreements entered into pursuant to this Agreement. Upon the payment in full of a claim, either by set off or otherwise, the Indemnitor shall be subrogated to the rights of the Indemnitee against any person, firm or corporation with respect to the subject matter of such claim.

     (f) Nonexclusive Remedy. The indemnification rights under this Section are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

     (g) Offset. Without precluding Buyer from exercising any other right, power or remedy pursuant to this Agreement or at law or in equity, Buyer shall be entitled to offset against amounts due Sellers hereunder any expenses suffered, incurred or sustained, directly or indirectly, by Buyer because a representation or warranty of Sellers or the Shareholders contained in this Agreement is false or materially misleading or which arises or results from or relates to any breach of or failure by Sellers or the Shareholders to perform any of its or her representations, warranties, covenants or agreements contained in this Agreement.

     (h) Limitation on Claims; Liability Cap. No claim for breach of any representation or warranty under this Agreement shall be made by a party pursuant to this Section 13 or otherwise unless written notice of such claim specifying in reasonable detail the basis thereof is delivered to the breaching party within 18 months after the Closing Date. The maximum aggregate amount recoverable from Sellers and Shareholders collectively as an Indemnitor, on the one hand, and from Buyer as an Indemnitor, on the other hand, with respect to any claims relating to this Agreement or the transactions contemplated hereby shall not exceed the amount of the Base Purchase Price actually paid to Sellers.

14. Miscellaneous Provisions.
    ------------------------

     (a) Notices. All notices, demands or other communications required to be given under this Agreement shall be in writing and shall be delivered to the parties at the addresses set forth below by (i) certified mail, return receipt requested, and in such case shall be deemed given three business days after mailing or (ii) confirmed facsimile, personal delivery or overnight delivery by a nationally recognized delivery service, and in each case shall be deemed given upon delivery. Any party may, by written notice to the other parties as provided in this Section, change the place to which all further notices to such party shall be sent.

     If to Sellers or Birnbach:

     Stacy Birnbach
     Health Search International
     6110 Executive Boulevard, Suite 903
     Rockville, MD 20852
     Facsimile:  (301) 770-4417

     with a copy to:

     Silver, Freedman & Taff, L.P.
     1700 Wisconsin Avenue, N.W.
     Washington, D.C. 20007
     Attention:  Barry P. Taff, P.C.
     Facsimile:  (202) 337-5502

     If to Rhodes:

     Cheryl Rhodes
     14021 Welland Terrace
     North Potomac, MD 20878
     Facsimile: (301) 340-3250

     with a copy to:

     Shaw Pittman
     1650 Tysons Boulevard
     McLean, VA 22102
     Attention:  Craig Chason, Esq.
     Facsimile:  (703) 770-7901

     If to Buyer:

     Medical Staffing Network, Inc.
     901 Yamato Road, Suite 110
     Boca Raton, FL 33431
     Attention:  President
     Facsimile:  (561) 226-9002

     with a copy to:

     Steel Hector & Davis LLP
     1900 Phillips Point West
     777 South Flagler Drive
     West Palm Beach, FL 33401
     Attention:  Kim A. Hines, Esq.
     Facsimile:  (561) 655-1509

     (b) Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective heirs, representatives, administrators, successors and assigns.

     (c) Governing Law; Jurisdiction; Interpretation. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. Venue and jurisdiction of all actions relating to the performance or interpretation of this Agreement may be brought only in the courts of the State of Florida located in Palm Beach County or the United States District Court for the Southern District of Florida. The parties consent to personal jurisdiction in the courts described in this Section for the purpose of all actions, and waive all objections to venue and the right to assert that a court chosen under this
Section is improper based on the doctrine of forum non conveniens. The paragraph headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement. Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the parties at the time of contracting.

     (d) Attorneys' Fees. In connection with any litigation, including appellate or bankruptcy proceedings, arising out of or related to this Agreement, the non-prevailing party shall pay all reasonable attorneys' fees and costs of the prevailing party.

     (e) Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

     (f) Survival. The representations and warranties contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement for a period of 18 months after the Closing Date. The covenants contained in this Agreement which are contemplated by their terms to be performed after the Closing Date shall survive the closing of the transactions contemplated by this Agreement and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The provisions of Sections 9, 10(d), 13(f) (only with respect to termination of this Agreement pursuant to Sections 12(a)(3) and 12(a)(4)), 14(c), 14(d) and 14(l) shall survive the termination of this Agreement and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     (g) Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one and the same instrument.

     (h) Assignability. Neither party may voluntarily assign its rights under this Agreement to any other person or entity without the prior written consent of the non-assigning party, except in connection with the dissolution and liquidation of Sellers.

     (i) Time of Essence. Time is of the essence of this Agreement.

     (j) Entire Agreement; Amendment. This Agreement together with the Schedules and Exhibits to this Agreement constitute the entire agreement of the parties with respect to its subject matter and supersede and replace all previous verbal or written agreements that the parties may have made, other than the Non-Disclosure Agreement between the parties dated _____, which shall survive the Closing. All modifications or amendments of this Agreement must be in writing and signed by all parties to this Agreement.

     (k) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

     (l) WAIVER OF JURY TRIAL. IF LITIGATION IS BROUGHT TO ENFORCE THIS AGREEMENT, BUYER, SELLER AND SHAREHOLDER KNOWINGLY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM HAS TO A TRIAL BY JURY. THE PARTIES AGREE THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES' ENTERING INTO THIS AGREEMENT.

     (m) ARBITRATION. THIS AGREEMENT CONTAINS PROVISIONS FOR THE RESOLUTION OF CERTAIN DISPUTES BY ARBITRATION. SUCH PROVISIONS SHALL BE BINDING AND CONCLUSIVE ON THE PARTIES TO THE EXTENT THE ARBITRATION PROVISIONS REFLECT AN INTENT TO ARBITRATE THE APPLICABLE DISPUTE.


   [Remainder of page intentionally left blank. Next page is signature page.]

     The parties have executed this Agreement as of the date first written above.

SELLERS:                                  BUYER:


CLINICAL RESOURCE SERVICES, INC.          MEDICAL STAFFING NETWORK, INC.


By:                                       By:
    -------------------------------           -------------------------------
    Cheryl Rhodes, its President              Robert J. Adamson, its President


HEALTH SEARCH INTERNATIONAL, INC.


By:
    -------------------------------
    Stacy Birnbach, its President


SHAREHOLDERS:



-------------------------------
Stacy Birnbach, individually



-------------------------------
Cheryl Rhodes, individually